                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                BRIGHAM EXPLORATION COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                          BRIGHAM EXPLORATION COMPANY
                           6300 BRIDGE POINT PARKWAY
                            BUILDING TWO, SUITE 500
                              AUSTIN, TEXAS 78730

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2002

To the Stockholders of

BRIGHAM EXPLORATION COMPANY:

    Notice is hereby given that the Annual Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation ("Brigham" or the "Company"), will be held on Friday, May 17, 2002, at 1:00 p.m., local time, at the Company's offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, for the following purposes:

        1. To elect eight directors to serve until the Annual Meeting of Stockholders in 2003;

        2. To approve the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2002; and

        3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    Only stockholders of record at the close of business on April 1, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

    You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ DAVID T. BRIGHAM

                                          DAVID T. BRIGHAM
                                          SECRETARY

April 12, 2002
Austin, Texas

                          BRIGHAM EXPLORATION COMPANY
                           6300 BRIDGE POINT PARKWAY
                            BUILDING TWO, SUITE 500
                              AUSTIN, TEXAS 78730

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2002

                            SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

    This proxy statement is furnished to holders of Brigham common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of Brigham to be held on Friday, May 17, 2002, at 1:00 p.m., local time, at the Company's offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2002, and
(iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

    Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the Annual Meeting of Stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

    The approximate date on which definitive copies of this proxy statement and the form of proxy are intended to be released to stockholders is April 17, 2002.

    The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Brigham will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

SHARES OUTSTANDING AND VOTING RIGHTS

    The close of business on April 1, 2002, is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of the Company outstanding which is entitled to vote at the meeting is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 16,016,113 shares of Common Stock. With regard to Proposal One, the eight nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. With regard to Proposal Two, the affirmative vote of a majority of the votes cast by stockholders present or represented by proxy at the Annual Meting will be required for approval of such proposal. Thus, any abstentions, "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on election of directors or ratification of the Company's auditors.

    Stockholders have no dissenters' rights or rights of appraisal under Delaware law or Brigham's Certificate of Incorporation or Bylaws in connection with Proposal One or Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below sets forth information concerning (i) the only persons known by Brigham, based upon statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of April 1, 2002, and (ii) the shares of Common Stock beneficially owned, as of April 1, 2002, by each current director of Brigham, each executive officer listed in the Summary Compensation Table included in Brigham's proxy statement included elsewhere in this proxy statement, and all current directors and executive officers of Brigham as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                   COMMON STOCK
                                                              BENEFICIALLY OWNED (1)
                                                              ----------------------
                                                              NUMBER OF     PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                SHARES     OF CLASS
------------------------------------------------------------  ----------   ---------
Credit Suisse First Boston Corporation (2)                    8,771,930      35.4%
  11 Madison Avenue
  New York, New York 10010
Shell Capital Inc. (3)                                        6,730,770      29.6%
  910 Louisiana, Room 4555D
  Houston, Texas 77002-2463
General Atlantic Partners III, L.P. and affiliated entities   4,107,956      25.1%
  c/o General Atlantic Service Corporation (4)
  3 Pickwick Plaza
  Greenwich, Connecticut 06830
Ben M. and Anne L. Brigham (5)                                3,755,992      23.4%
  6300 Bridge Point Parkway, Building Two, Suite 500
  Austin, Texas 78730
Wellington Management Company, LLP (6)                        1,585,000       9.9%
  75 State Street
  Boston, Massachusetts 02109
State Street Research & Management Company (7)                  978,100       6.1%
  One Financial Center, 30th Floor
  Boston, Massachusetts 02111
David T. Brigham (8)                                            194,762       1.2%
Curtis F. Harrell (9)                                           110,298     *
A. Lance Langford (10)                                          121,606     *
Jeffery E. Larson (11)                                           60,987     *
Harold D. Carter (12)                                           315,893       2.0%
Alexis M. Cranberg (13)                                           1,000     *
Stephen P. Reynolds (14)                                          1,000     *
Steven A. Webster (2)(15)                                        47,200     *
R. Graham Whaling (2)                                                --     *
All current directors and executive officers as a group 11    4,579,738      28.0%
  persons (16)

------------------------

*   Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.

(2) On November 3, 2000, Credit Suisse First Boston (USA), Inc. (formerly "Donaldson, Lufkin & Jenrette, Inc." or "DLJ") ("CSFB - USA") became an indirect, wholly-owned subsidiary of Credit Suisse First Boston Corporation (the "Bank"). The Bank, on behalf of itself and its subsidiaries, to the extent that they constitute a part of the Credit Suisse Boston Business unit (the "CSFB business unit"), beneficially owns 308,672 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by DLJ MB Funding III, Inc. ("DLJ MB"), 6,363,141 shares of Common Stock issuable upon exercise of currently exercisable warrants held by DLJ Merchant Banking Partners III, L.P. ("DLJMBP"), 268,538 shares of Common Stock issuable upon exercise of currently exercisable warrants held by DLJ Offshore Partners III, CV ("DLJ Offshore"), and 1,831,579 shares of Common Stock issuable upon exercise of currently exercisable warrants held by DLJ ESC II, L.P. ("DLJ ESC" and, collectively with DLJ MB, DLJMBP and DLJ Offshore, the "CSFB Affiliates"). The 8,771,930 shares issuable upon exercise of such warrants are included in the table as beneficially owned by the Bank. DLJ MB is an indirect, wholly-owned subsidiary of CSFB-USA, and the managing general partner of each of the other CSFB Affiliates is an indirect, wholly-owned subsidiary of CSFB-USA. The ultimate parent company of the Bank is Credit Suisse Group ("CSG"). Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of the reported Common Stock that is beneficially owned by its direct and indirect subsidiaries, including the CSFB business unit. The CSFB business unit disclaims beneficial ownership of shares of Common Stock beneficially owned by CSG and any of CSG's and the Bank's other business units. Steven A. Webster is a Managing Director of Global Energy Partners, Ltd., a merchant banking affiliate of the CSFB Affiliates and R. Graham Whaling was a Managing Director of Global Energy Partners, Ltd., from May 1999 until
    May 2001.

(3) Consists of shares of Common Stock issuable upon the exercise of currently exercisable rights to convert debt into: (i) 2,564,103 shares of Common Stock at $3.90, (ii) 1,666,667 shares of Common Stock at $6.00, and
    (iii) 1,250,000 shares of Common Stock at $8.00. Also includes 1,250,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants at $3.00 per share.

(4) Includes 2,679,418 shares held by General Atlantic Partners III, L.P. ("GAP III"); and 127,725 shares held by GAP-Brigham Partners, L.P. ("GAP-Brigham") and 975,610 shares held by GAP Coinvestment Partners II, L.P. ("GAP Coinvestment") and 325,203 shares of stock issuable upon the exercise of currently exercisable warrants held by GAP Coinvestment. Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham, President of GAP III Investors, Inc. (the general partner of GAP III), and a limited partner of GAP Coinvestment.

(5) Includes 1,818,514 shares owned by Ben M. Brigham and 1,809,010 owned by Anne L. Brigham, who are husband and wife; 44,000 shares subject to currently exercisable stock options held by Ben M. Brigham and 200 shares subject to currently exercisable stock options held by Anne L. Brigham; 27,022 shares owned by Brigham Parental Trust I (of which Anne and Ben Brigham are the trustees); 28,246 shares owned by Brigham Parental Trust II (of which Anne and Ben Brigham are the trustees); and 29,000 shares held by David T. Brigham, as custodian for each of Mr. and Mrs. Brigham's four children.

(6) Consists of 1,585,000 shares of Common Stock held by clients of Wellington Management Company, LLP ("WMC") that WMC may be deemed to beneficially own in its capacity as an investment adviser.

(7) Consists of 978,100 shares of Common Stock held by clients of State Street Research & Management Company.

(8) Includes 55,773 shares of vested restricted stock; 46,989 shares of unvested restricted stock; 29,000 shares held as a custodian under the Texas Uniform Transfers to Minors Act for the children of Ben M. Brigham and Anne L. Brigham; 60,000 shares of Common Stock issuable upon exercise of certain vested stock options; and 3,000 shares of Common Stock gifted by Ben M. Brigham and Anne L. Brigham.

(9) Includes 249 shares held indirectly by R. Chaney Partners III L.P.; 49 shares held indirectly by R. Chaney Partners IV L.P.; and 110,000 shares of Common Stock issuable upon exercise of certain vested stock options.

(10) Includes 10,568 shares of vested restricted stock, 44,618 shares of unvested restricted stock; 63,500 shares of Common Stock issuable upon exercise of certain vested stock options; and 2,920 shares of Common Stock held in Mr. Langford's 401K account.

(11) Includes 2,487 shares of vested restricted stock; 10,500 shares of unvested restricted stock; and 48,000 shares of Common Stock issuable upon exercise of certain vested stock options.

(12) Includes 1,000 shares of Common Stock issuable upon exercise of certain vested stock options.

(13) Includes 1,000 shares of Common Stock issuable upon exercise of certain vested stock options. Alexis Cranberg is the President of Aspect Resources LLC ("Aspect"). As such, Mr. Cranberg may be deemed to share voting and investment power with respect to 487,805 shares of Common Stock held by Aspect and 162,602 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by Aspect. Mr. Cranberg disclaims beneficial ownership of shares owned by Aspect except to the extent of his pecuniary interest therein.

(14) Includes 1,000 shares of Common Stock issuable upon exercise of certain vested stock options. Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham, President of GAP III Investors, Inc. (the general partner of GAP III), and a limited partner of GAP Coinvestment. As such, Mr. Reynolds may be deemed to share voting and investment power with respect to the 2,679,418 shares held by GAP III, 127,725 shares held by GAP-Brigham and 975,610 shares held by GAP Coinvestment and 325,203 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by GAP Coinvestment. Mr. Reynolds disclaims beneficial ownership of shares owned by GAP III, GAP-Brigham, and GAP Coinvestment except to the extent of his pecuniary interest therein.

(15) Includes 300 shares of Common Stock issuable upon exercise of certain vested stock options.

(16) Includes 329,000 shares of Common Stock issuable upon exercise of certain vested stock options.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The business and affairs of the Company are managed by and under the direction of the Board of Directors, (the "Board") which exercises all corporate powers of the Company and establishes broad corporate policies.

    The Company's Board of Directors formed standing audit and compensation committees on February 26, 1997. Members of the Audit Committee are currently Harold D. Carter, Stephen P. Reynolds and R. Graham Whaling. Members of the Compensation Committee are currently Harold D. Carter, Alexis M. Cranberg and Stephen P. Reynolds. The Audit Committee's primary responsibilities are to
(i) recommend the Company's independent auditors to the Board of Directors,
(ii) review with the Company's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review the Company's financial statements and (iv) take such other action as it deems appropriate as to the accuracy and completeness of financial records of the Company and financial information gathering, reporting policies and procedures of the Company. The Compensation Committee exercises the power of the Board of Directors in connection with all matters relating to compensation of executive officers, employee benefit plans and the administration of the Company's stock option programs.

    In 2001, the Board of Directors held seven meetings and Mr. Reynolds was unable to attend two of these meetings. The Audit Committee held four meetings. Prior to his resignation from the Audit Committee on June 1, 2001, Mr. Cranberg was unable to attend either of the two Audit Committee meetings held to that date. Mr. Whaling was unable to attend one of the Audit Committee meetings held after his appointment to the committee on June 1, 2001. The Compensation Committee met a number of times informally, but took all formal action by unanimous consent signed by all of the members of the committee. No other director attended fewer than 75% of the meetings of the Board of Directors held during the period for which he or she was a director or meetings held by committees of the Board of Directors on which he or she served during the period for which he or she was a member of such committee.

    All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee.

    Pursuant to the Securities Purchase Agreement with DLJ MB and DLJ ESC dated November 1, 2000, the Company has agreed to nominate one representative of DLJ MB to serve as a member of the Board of Directors of the Company for so long as DLJ MB and DLJ ESC or their affiliates own at least 10% of the Series A Preferred Stock or at least 5% of the outstanding shares of Common Stock of the Company. Accordingly, the Board of Directors has nominated Steven Webster, DLJ MB's representative, as a member of the Board of Directors. On June 1, 2001, as permitted by the Company's Bylaws, the Board of Directors elected to increase the number of members of the Board of Directors to eight and R. Graham Whaling was appointed to fill the resulting vacancy. The eight nominees of the Board of Directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of April 17, 2002, position with the Company, business experience during the past five years and directorships of publicly held companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

NOMINEES FOR DIRECTOR

BEN M. "BUD" BRIGHAM, age 42, has served as Chief Executive Officer, President and Chairman of the Board of the Company since founding the Company in 1990. From 1984 to 1990, Mr. Brigham served as an exploration geophysicist with Rosewood Resources, an independent oil and gas exploration and production company. Mr. Brigham began his career in Houston as a seismic data processing geophysicist for Western Geophysical, a provider of 3-D seismic services, after earning his B.S. in Geophysics from the University of Texas. Mr. Brigham is the husband of Anne L. Brigham, Director, and the brother of David T. Brigham, Senior Vice President--Land and Administration and Corporate Secretary.

ANNE L. BRIGHAM, age 40, has served as a Director of the Company since its inception in 1990. Ms. Brigham served as Executive Vice President of the Company from 1990 to March 1999, and served as Corporate Secretary of the Company from 1990 to February 1998. Before joining the Company full-time in 1991,
Ms. Brigham practiced law in the oil and gas and real estate sections of Thompson & Knight L.L.P. Ms. Brigham worked as a geologist for Hunt Petroleum Corporation, an independent oil and gas exploration and production company, for over two years before attending law school. Ms. Brigham holds a B.S. in Geology from the University of Texas and a J.D. from Southern Methodist University.
Ms. Brigham is the wife of Ben M. Brigham, Chairman, Chief Executive Officer and President, and the sister-in-law of David T. Brigham, Senior Vice President--Land and Administration and Corporate Secretary.

HAROLD D. CARTER, age 63, has served as a Director of and consultant to the Company since 1992. Mr. Carter has more than 30 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Endowment

Advisors, Inc. with respect to its EEP Partnerships and Associated Energy Managers, Inc. with respect to its Energy Income Fund, L.P. and is a director of Abraxas Petroleum Corporation, a publicly traded oil and gas company, and Energy Partners, Ltd., and Longview Production Company, both private companies.
Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.

ALEXIS M. CRANBERG, age 44, has served as a Director of the Company since 1992. Mr. Cranberg is President of Aspect Management, Inc. and Aspect Resources, LLC, each a private oil and gas exploration and investment company. In addition, Mr. Cranberg is a director for Esenjay Exploration, Inc., a publicly traded oil and gas company, and Westport Oil & Gas, a private oil and gas company.
Mr. Cranberg is a past director of General Atlantic Resources, Inc. and United Meridian Corporation. He holds a B.S. in Petroleum Engineering from the University of Texas and an M.B.A. from Stanford University.

CURTIS F. HARRELL, age 38, has served as Chief Financial Officer and Director of the Company since August 1999 and as Executive Vice President since March 2001. From 1997 to August 1999, he was Executive Vice President and Partner at R. Chaney & Company, Inc., an equity investment firm focused on the energy industry, where he managed the firm's investment origination efforts in the U.S., focusing on investments in corporate equity securities of energy companies in the exploration and production and oilfield service industry segments. From 1995 to 1997, Mr. Harrell was a Director of Domestic Corporate Finance for Enron Capital & Trade Resources, Inc., where he was responsible for initiating and executing a variety of debt and equity financing transactions for independent exploration and production companies. Before joining Enron Capital & Trade Resources, Mr. Harrell spent eight years working in corporate finance and reservoir engineering positions for two public independent exploration and production companies, Kelley Oil & Gas Corporation and Pacific Enterprises Oil Company, Inc. He has a B.S. in Petroleum Engineering from the University of Texas at Austin and an M.B.A. from Southern Methodist University.

STEPHEN P. REYNOLDS, age 50, has served as a Director of the Company since 1996. Mr. Reynolds was formerly a managing member of General Atlantic Partners, LLC ("GAP LLC"), a private equity investment firm that invests in information technology, media a communications companies on a global basis. Mr. Reynolds started with GAP LLC or its predecessor entities in April 1980. Mr. Reynolds is also President of GAP III Investors, Inc. (the general partner of General Atlantic Partners III), L.P., a general partner and limited partner of GAP-Brigham Partners, L.P., and a limited partner of GAP Coinvestment Partners II, L.P. Mr. Reynolds holds a B.A. in Economics from Amherst College and a Masters degree in Accounting from New York University.

STEVEN A. WEBSTER, age 50, has served as a Director of the Company since November 2000. Mr. Webster is a Managing Director of Global Energy Partners, a merchant banking affiliate of CSFB-USA that makes investments in energy companies. Mr. Webster is on the board of directors of Transocean Sedco
Forex, Inc., a publicly traded oil service company, Carrizo Oil & Gas, Inc., a publicly traded oil and gas exploration and production company, Gray Wolf Inc., a publicly traded land drilling contractor, Camden Property Trust, a publicly traded real estate investment trust, Geokinetics, Inc., a public traded geophysical services provider, Guardian Holdings Inc., a privately held financial institution, Tulsa Investments Inc., a privately held manufacturer of oilfield equipment, and Michael Petroleum Corporation, a privately held oil and gas exploration and production company. Mr. Webster is the founder and an original shareholder of Falcon Drilling Company, Inc., a predecessor to Transocean Sedco Forex, Inc., and is a co-founder and original shareholder of Carrizo Oil & Gas, Inc. Mr. Webster holds a B.S.I.M. from Purdue University and an M.B.A. from Harvard Business School.

R. GRAHAM WHALING, age 47, has served as a Director of the Company since
June 2001. Mr. Whaling is currently Chairman and CEO of Laredo Energy, LP and has spent his entire career in the energy industry, as a petroleum engineer, an energy investment banker, a chief financial officer and a chief executive officer of energy companies. Mr. Whaling worked as a petroleum engineer for nine years in the beginning of his career primarily with Ryder Scott Company, an oil and gas consulting firm.
Mr. Whaling then spent seven years as an investment banker focusing on the energy industry with Lazard Freres & Co. and CS First Boston. Mr. Whaling then became the Chief Financial Officer for Santa Fe Energy where he managed the initial public offering and the spin-off of Santa Fe's western division, a company called Monterey Resources. Mr. Whaling was Chairman and Chief Executive Officer of Monterey Resources from its inception until it was acquired by Texaco in 1997, in a very successful transaction to the shareholders of both Santa Fe Energy and Monterey Resources. From May 1999 to May 2001, Mr. Whaling was a Managing Director with Credit Suisse First Boston's Global Energy Partners, which specializes in private equity investments in energy businesses world wide. Immediately prior to joining Laredo Energy, LP, Mr. Whaling was Chairman of Michael Petroleum.

COMPENSATION OF DIRECTORS

    FEES AND EXPENSES; OTHER ARRANGEMENTS. Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Directors who are not employees of the Company receive $5,000 per year and $500 per meeting for their services as directors. In addition, the Company reimburses Directors for the expenses incurred in connection with attending meetings of the Board of Directors and its committees.

    Pursuant to a consulting agreement with Harold D. Carter, the Company paid Mr. Carter $2,500 per month and reimbursed his out-of-pocket expenses during 2001 for the performance of consulting and advisory services regarding the operations of the Company as the Company requested. In addition to the consulting fee, pursuant to the terms of Mr. Carter's consulting agreement, the Company paid Associated Energy Managers, Inc. $1,000 per month in 2001 and will continue to pay such monthly amount in 2002 to offset a portion of Mr. Carter's office overhead expenses and provide the Company with limited use of part of Mr. Carter's office space for purposes of conducting business while employees of the Company are in Dallas, Texas.

    DIRECTOR STOCK OPTIONS. Pursuant to the Company's 1997 Director Stock Option Plan, each newly elected nonemployee director shall be granted an option to purchase 1,000 shares of Common Stock and each nonemployee director will receive an option to purchase 500 shares of Common Stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate seven years from the grant date, unless terminated sooner. 25,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the plan. Options to purchase 4,000 shares of Common Stock were granted in 2001 to the Company's six nonemployee directors pursuant to the 1997 Directors Stock Option Plan.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2001, all other
Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met, except that an initial report on Form 3 for R. Graham Whaling, a director, was inadvertently filed late.
Mr. Whaling had no transactions to report on his Form 3.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION

    The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and certain other executive officers of the Company who earned in excess of $100,000 in 2001 (the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                               ANNUAL COMPENSATION               COMPENSATION
                                          ------------------------------   -------------------------
                                                                                            SHARES
                                                      SALARY     BONUS      RESTRICTED    UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION           YEAR       ($)       ($)(1)    STOCK AWARDS   OPTIONS #    COMPENSATION ($)(2)
----------------------------------------  --------   --------   --------   ------------   ----------   -------------------
Ben M. Brigham                              2001     293,282    170,000          --         50,000            6,712
  Chief Executive Officer, President and    2000     249,614    100,000          --        120,000            6,639
  Chairman of the Board                     1999     254,925     60,000          --             --            6,596

Curtis F. Harrell (3)                       2001     230,084    120,634          --         50,000               --
  Executive Vice President, Chief           2000     204,387    108,728          --        150,000               --
  Financial Officer and Director            1999     100,005    107,833          --        150,000           68,550

Jeffrey E. Larson (4)                       2001     149,766     67,395          --         50,000               --
  Senior Vice President - Exploration       2000     130,500     20,000      50,750(5)     120,000               --
                                            1999     102,667         --          --         20,000               --

David T. Brigham                            2001     157,688     63,800          --         50,000               --
  Senior Vice President - Land and          2000     141,750     20,000     227,117(6)      70,000               --
  Administration, Corporate Secretary       1999     123,815         --          --         60,000               --

A. Lance Langford                           2001     157,688     55,191          --         50,000               --
  Senior Vice President - Operations        2000     140,488     20,000     215,655(7)      70,000               --
                                            1999     112,933         --          --         65,000               --

------------------------------

    (1) Bonus amounts are stated for the period earned and not necessarily for the period in which the bonus was paid.

    (2) Consists of premiums paid by the Company under life and disability insurance plans of $2,818 and $3,894, respectively, in 2001; $2,745 and $3,894, respectively, in 2000; and $2,702 and $3,894, respectively, in 1999. Includes a moving allowance of $68,550 granted to Curtis F. Harrell in connection with his relocation to Austin, Texas in 1999.

    (3) Mr. Harrell joined the Company as Chief Financial Officer and Director in August 1999 and was named Executive Vice President in March 2001.

    (4) Mr. Larson joined the Company as a Geologist in October 1997 and served as Vice President - Exploration until March, 2001, when he became Senior Vice President - Exploration.

    (5) At December 31, 2001, the aggregate total holdings of restricted stock that was issued on October 27, 2000, for this person were 12,987 shares with a value of $38,961 based on the closing trading price of the Company's Common Stock as reported on the NASDAQ Stock Market on December 31, 2001 of $3.00. The value of the shares shown in the table above of $50,750 was based on the closing trading price of the Company's Common Stock as reported on the Nasdaq Stock Market on October 27, 2000 (the effective date of the restricted stock grant) of $3.625 per share. The restricted shares were granted in exchange for the termination of 35,000 employee stock options. The restricted shares vested 25% on the first anniversary of the grant date and will vest an additional 25% per year on each anniversary of the grant date.

    (6) At December 31, 2001, the aggregate total holdings of restricted stock that was issued on October 27, 2000, for this person were 58,119 shares with a value of $174,357 based on the closing trading price of the Company's Common Stock as reported on the NASDAQ Stock Market on
       December 31, 2001 of $3.00. The value of the shares shown in the table above of $227,117 was based on the Company's Common Stock as reported on the Nasdaq Stock Market on October 27, 2000 of $3.625 per based on the closing trading price of the Company's Common Stock as reported on the Nasdaq Stock Market on October 27, 2000 (the effective date of the restricted stock grant) of $3.625 per share. The restricted shares were granted in exchange for the termination of 114,445 employee stock options. The restricted shares vested 25% on the first anniversary of the grant date and will vest an additional 25% per year on each anniversary of the grant date.

    (7) At December 31, 2001, the aggregate total holdings of restricted stock that was issued on October 27, 2000, for this person were 55,186 shares with a value of $165,558 based on the closing trading price of the Company's Common Stock as reported on the NASDAQ Stock Market on
       December 31, 2001 of $3.00. The value of the shares shown in the table above of $215,655 was based on the closing trading price of the Company's Common Stock as reported on the Nasdaq Stock Market on October 27, 2000 (the effective date of the restricted stock grant) of $3.625 per share. The restricted shares were granted in exchange for the termination of 117,085 employee stock options. The restricted shares vested 25% on the first anniversary of the grant date and will vest an additional 25% per year on each anniversary of the grant date.

    OPTION GRANTS

    The following table contains information about stock option grants to the named executive officers in 2001:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZED
                                                                                                    VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                                                                                    APPRECIATION FOR
                                                             INDIVIDUAL GRANTS                       OPTION TERM (1)
                                           -----------------------------------------------------   -------------------
                                            NUMBER OF     % OF TOTAL
                                             SHARES        OPTIONS
                                           UNDERLYING     GRANTED TO    EXERCISE OR
                                             OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION
                  NAME                     GRANTED (#)   FISCAL YEAR     ($/SHARE)       DATE       5% ($)    10% ($)
-----------------------------------------  -----------   ------------   -----------   ----------   --------   --------
Ben M. Brigham                               50,000          9.2%         $3.325       7/27/08     $40,484    $114,454

Curtis F. Harrell                            50,000          9.2%         $3.325       7/27/08     $40,484    $114,454

Jeffery A. Larson                            50,000          9.2%         $3.325       7/27/08     $40,484    $114,454

David T. Brigham                             50,000          9.2%         $3.325       7/27/08     $40,484    $114,454

A. Lance Langford                            50,000          9.2%         $3.325       7/27/08     $40,484    $114,454

------------------------------

    (1) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date such options were granted, through the expiration date. For the option term ending July 27, 2008, based on the closing price on the Nasdaq Stock Market of the Common Stock of $3.00 on December 31, 2001, a share of the Common Stock would have a value on the ending dates of the option term of approximately $4.13, at an assumed appreciation rate of 5% and approximately $5.61, at an assumed appreciation rate of 10%.

    OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table provides information about the number of shares issued upon option exercises by the named executive officers during 2001, and the corresponding value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                         SHARES                       UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                       ACQUIRED ON                     OPTIONS AT FY-END (#)      IN-THE-MONEY OPTIONS AT FY-END ($)
                        EXERCISE        VALUE       ---------------------------   -----------------------------------
        NAME               (#)       REALIZED ($)   EXERCISABLE   UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
---------------------  -----------   ------------   -----------   -------------   ---------------   -----------------
Ben M. Brigham              --               --        44,000        126,000          $46,800           $ 70,200

Curtis F. Harrell           --               --       110,000        240,000          $74,615           $126,761

Jeffery A. Larson           --               --        48,000        142,000          $32,150           $ 38,850

David T. Brigham            --               --        60,000        120,000          $32,600           $ 24,000

A. Lance Langford           --               --        63,500        121,500          $34,186           $ 24,680

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION POLICY

    The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

    CASH COMPENSATION. In determining its recommendations for adjustments to officers' base salaries (excluding the Chief Executive Officer), the Company focuses primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the twelve months immediately preceding his or her hire date, the accomplishment of goals set by the officer, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development. In addition, the officers have the opportunity to participate in the Company's 401(k) Plan.

    INCENTIVE BONUS PLAN. In early 2001 the Company's Compensation Committee created an Incentive Bonus Plan for the officers of the Company. Under the terms of the Incentive Bonus Plan the officers were eligible for both a discretionary and non-discretionary bonus. The amount of the non-discretionary bonus to be paid to each officer was solely dependent upon the obtainment by the Company of certain EBIDTA and drilling coverage goals. The amount of consideration available for the discretionary bonuses was also affected by the obtainment by the Company of the same EBIDTA and drilling coverage goals. A similar Incentive Bonus Plan will be put in place for the officers for 2002.

    EQUITY COMPENSATION. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The factors and criteria upon which the salary of Ben M. Brigham, the Chief Executive Officer, is based are similar to the criteria used in evaluating salary adjustments for the other executive officers of the Company, except that the Chief Executive Officer's performance is evaluated for the prior fiscal year as opposed to the twelve months immediately preceding his hire date. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Compensation Committee reviewed compensation levels of chief executive officers at comparable companies in the Company's industry.

    In determining the amount of annual cash bonus compensation to be paid to the Chief Executive Officer, the Compensation Committee also reviews the performance of the Chief Executive Officer and the Company for the prior fiscal year. For such purposes, the Compensation Committee utilizes a four part formula which the Committee believes provides a quantitative and qualitative framework to measure the performance of the Chief Executive Officer and the Company. This formula generally consists of the following components: (i) the attainment by the Company of certain threshold multiples of reserve value additions for drilling levels during the fiscal year; (ii) in the event that certain threshold coverage ratios in (i) are met, the attainment of budgeted drilling levels by the Company for the fiscal year; (iii) the number of potential future drilling locations added to the Company's inventory during the fiscal year; and (iv) a discretionary component to reward other performance factors that are not easily quantifiable.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. The Company believes that the impact of such limitation is immaterial to the Company with respect to fiscal year 2001. All options and restricted stock granted under the Company's existing plans will qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

                                Harold D. Carter
                               Alexis M. Cranberg
                              Stephen P. Reynolds

EMPLOYMENT AGREEMENTS

    The Company employs Ben M. Brigham under an employment agreement (the "Employment Agreement") as Chief Executive Officer and President of the Company for a five-year term that began in February 1997. The Employment Agreement contains rollover provisions so that at all times the term of the Employment Agreement shall be not less than three years. The agreement provides for an annual salary of $275,000, which the Board of Directors may further increase from time to time. Mr. Brigham is also entitled to an annual cash bonus, not to exceed 75% of his then current salary, determined based on criteria established by the Board of Directors. Under the Employment Agreement, Mr. Brigham is entitled to participate in any employee benefit programs that the Company provides to its executive officers. The only employee benefit programs that the Company offers to its officers and employees are group insurance coverage, participation in the Company's 401(k) Retirement Plan and the 1997 Incentive Plan. If Mr. Brigham terminates his employment for good reason, which includes a material reduction of Mr. Brigham's position without cause or his written consent, breach of a material provision of the

Employment Agreement or improper notice of termination, or if the Company terminates Mr. Brigham without cause, the Company must pay Mr. Brigham a sum equal to the amount of his annual base salary that he would have received during the remainder of his employment term plus the average of his annual bonuses received in the preceding two years times the number of years in the remainder of his employment term. Mr. Brigham's agreement also contains a three-year non-compete and confidentiality clause with standard terms.

    On September 20, 1999, the Company entered into Change of Control Agreements with all of the executive officers of the Company, other than the Chief Executive Officer. Under the terms of the Change of Control Agreements, in the event that there is a "Change of Control" (as defined in the Agreement), any options which would have vested within five years of the date of the Change of Control will immediately vest. Further, under the terms of the Change of Control Agreements, in the event that there is both a Change of Control and a "Termination Event" (as defined in the Agreement) prior to the end of the "Retention Period" (as defined in the Agreement), then in such event the Company will pay the terminated officer a severance payment equal to two times the officer's "Annual Base Salary" (as defined in the Agreement).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Members of the Compensation Committee are currently Harold D. Carter, Alexis
M. Cranberg and Stephen P. Reynolds. All determinations concerning executive compensation for the last fiscal year for the Company's executive officers were made by the Compensation Committee. The Compensation Committee members abstained from participation in compensation determinations concerning their own compensation. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of Directors of the Company. See "Certain Transactions" below for certain information regarding relationships between the Company and entities with whom members of the Compensation Committee are affiliated.

CERTAIN TRANSACTIONS

    In connection with land work necessary for certain of the Company's 3-D exploration, drilling and development operations, the Company engages Brigham Land Management ("BLM"), an independent company owned and managed by Vincent M. Brigham, a brother of Ben M. Brigham, who is the Company's Chief Executive Officer, President and Chairman of the Board, and David T. Brigham, who is a Vice President of the Company. BLM specializes in conducting the necessary field land work relating to 3-D seismic exploration activities and to drilling and development activities. BLM performs these services for the Company using BLM's employees and independent contractors. In 2001 the Company incurred costs charged by BLM of approximately $355,000. Other participants in the Company's 3-D projects and wells reimbursed the Company for a portion of these amounts. In connection with the Company's planned capital expenditure budget for 2002, the Company expects that the amounts paid to BLM for land services will be similar to those paid in 2001.

    In February of 1999, the Company and Aspect Resources, LLC ("Aspect") entered into a Joint Development Agreement. Under the Joint Development Agreement, Aspect agreed to pay for 100% of certain land acquisition costs incurred prior to February 10, 2001, by the Company in one of its South Texas projects. In return Aspect was assigned a 25% ownership interest in the oil and gas leasehold interests and 50% of the mineral or royalty interests that were acquired by the Company. To maintain a 75% ownership interest in the acquired leasehold, the Company had the election to reimburse Aspect for 75% of the costs related to the acquisition of oil and gas leasehold interests within the time period specified in the Joint Development Agreement. If the Company did not elect to reimburse Aspect for 75% of the cost, it was required to subsequently assign to Aspect an additional 25% ownership interest in the leasehold acquired. The Company elected to reimburse Aspect for 75% of the leasehold acquisition cost on some but not all of the oil and gas leasehold interests acquired under the Joint Development Agreement. The Company assigned Aspect an additional 25% ownership interest in the oil and gas leasehold interests that the Company did not elect to reimburse aspect 75% of its cost. The Company did not have the option to reimburse Aspect for 75% of the costs incurred to acquire mineral or royalty interests, as opposed to leasehold interests. Alexis M. Cranberg, a director of the Company and member of the Compensation Committee, is President of Aspect.

    On April 5, 2001, the Company and Aspect entered into an Amendment, Clarification and Joint Development Agreement ("Amendment and JD Agreement"). Under the Amendment and JD Agreement, the parties extended the area of mutual interest under the February 1999 Joint Development Agreement described above for a period of three years and agreed that Aspect would have the right to participate with a 25% interest and the Company would have the right to participate with a 75% interest in all leases and farm-ins acquired within the project area after March 15, 2001; provided, however, that under the Amendment and JD Agreement Aspect was also assigned a 25% interest in one certain farmout agreement that was acquired prior to March 15, 2001. In addition, under the Amendment and JD Agreement: (i) Aspect assigned to the Company a 5% area of mutual interest ("AMI") in an adjoining existing 3-D Project Area and the Company reimbursed Aspect $39,466 for its 5% share of the land costs incurred by Aspect within the Project Area, (ii) Aspect assigned the Company a 20% interest in a drilling prospect located within the same adjoining Project Area in return for an agreement to pay for 25% of the costs incurred to drill such well to casing point, (iii) the Company assigned Aspect 10% of the Company's interest in a third adjoining Project Area, excluding previously identified prospect areas which were retained 100% by the Company, (iv) the parties agreed that their respective AMIs within the overlap between the 3-D seismic programs conducted for the three adjoining Project Areas would be 62.5% for Aspect and 37.5% for the Company, save and except previously identified prospect areas which were retained 100% by the Company, and (iv) Aspect agreed to merge, re-process and interpret all three of the data sets within the overlap area at its sole cost and expense.

    On June 10, 2001, the Company and Aspect entered into an Agreement and Partial Assignment of Seismic Participation Agreement ("Agreement and Assignment") under which Aspect assigned the Company a 37.5% interest in an existing 3-D Seismic Project. Under the terms of the Agreement and Assignment, the Company was not required to reimburse Aspect for any seismic or land costs previously incurred within the Project and is only responsible for its 37.5% share of future costs.

    The Company and Aspect entered into a Geophysical Exploration Agreement, dated July 27, 2001 ("GEA"), under which the Company assigned Aspect 37.5% of the Company's interest in an existing 3-D Project Area that is directly adjacent to and overlaps with the Project Area that is the subject of the parties'
June 10, 2001 Agreement and Assignment; provided, however, that the Company excluded from the GEA all of the Company's interests in previously identified prospect areas. Under the GEA Aspect agreed to provide the Company with certain seismic data that overlapped into the Project Area and the parties agreed to share future exploration costs within the Project Area, including the merging and processing of the new data into the Company's existing 3-D seismic data in accordance with their ownership interests which are 37.5% for Aspect and 62.5% for the Company.

    In February of 2000, Shell Capital, Inc. became a new senior lender under the Company's senior credit facility when the Company entered into an amended and restated Senior Credit Facility. The Senior Credit Facility was further amended in October 2000. The amended and restated Senior Credit Facility provides the Company with $75 million in borrowing availability for a three-year term. On December 31, 2001, the Company extended the maturity of the amended and restated Senior Credit Facility by one year through December 31, 2003. The Senior Credit Facility includes a provision whereby certain amounts held by Shell Capital, Inc., not to exceed $30 million, are convertible into shares of Common Stock (the "Convertible Notes") to the extent total borrowings under the Senior Credit Facility exceed $45 million. The Senior Credit Facility provides that any outstanding Convertible Notes can be converted into shares of Common Stock in the following amounts and prices: (i) the first $10 million of borrowings is convertible into 2,564,103 Common Shares at $3.90 per share,
(ii) the second $10 million is convertible in 1,666,667

Common Shares at $6.00 per share and (iii) the final $10 million is convertible into 1,250,000 Common Shares at $8.00 per share. As of December 31, 2001, the Company had $75 million in borrowings outstanding under the Senior Credit Facility, of which the Convertible Notes represented $30 million.

    Borrowings under a $20 million subordinated notes facility (the "Subordinated Notes Facility") provided by Shell Capital Inc. (the "SCI Notes") in October 2000 bear interest at 10.75% per annum and have no principal repayment obligations until maturity in 2005. At the Company's option, up to 50% of the interest payments on the SCI Notes during the first two years can be satisfied by payment-in-kind ("PIK") through the issuance of additional SCI Notes in lieu of cash. In 2001, $721,000 in interest payments were satisfied by PIK. As of December 31, 2001 and April 1, 2002, the Company had $16.7 million and $20.7 million, respectively, of borrowings outstanding under the Subordinated Notes Facility. In connection with the Subordinated Notes Facility, the Company issued 1,250,000 warrants (the "SCI Warrants") to purchase Common Stock. The SCI Warrants have a term of seven years, an exercise price of $3.00 per share and a cashless exercise feature.

    On March 5, 2001, the Company issued an aggregate of 500,000 shares of Series A Preferred Stock, with a liquidation value of $10.0 million, to four affiliates of CSFB--USA. Affiliates of CSFB had previously, on November 1, 2000, purchased 1,000,000 shares of Series A Preferred Stock with a liquidation value of $20.0 million. The Series A Preferred Stock bears dividends at a rate of 6% per annum if paid in cash and 8% per annum if paid-in-kind through the issuance of additional Series A Preferred Stock in lieu of cash. At the Company's option, up to 100% of the dividend payments on the Series A Preferred Stock during the first five years can be satisfied through the issuance of PIK dividends. For the year-ended December 31, 2001, Brigham elected to satisfy 100% of its dividend obligation through the issuance of $2.6 million in PIK dividends. The Series A Preferred Stock has a ten-year maturity and is redeemable at the Company's option at 100% or 101% of par value (depending upon certain conditions) at any time prior to maturity. Warrants to purchase an aggregate of 2,105,263 shares of Common Stock were also issued to the four affiliates of CSFB--USA in the March 5, 2001 transaction. These warrants have a term of ten years, an exercise price of $4.75 per share and must be exercised, if the Company so requires, in the event that the Common Stock trades at or above a per share price equal to 150% of the exercise price of the warrants for 60 consecutive trading days. Affiliates of CSFB were also, on November 1, 2000, issued warrants to purchase an aggregate of 6,666,667 shares of Common Stock. These warrants have similar terms to the warrants described above except they have an exercise price of $3.00 per share and must be exercised, if the Company so requires, in the event that the Common Stock trades at or above $5.00 per share for 60 consecutive trading days. The exercise price of the warrants is payable either in cash or in shares of the Series A Preferred Stock. If the Company requires exercise of the warrants, proceeds from the exercise of the warrants will be used to fund the redemption of a similar value of then outstanding Series A Preferred Stock.

    In October 2001, Brigham entered into a Joint Exploration Agreement with Carrizo Oil & Gas, Inc. ("Carrizo"). Under the terms of this agreement the parties (1) blended their existing oil and gas leasehold positions covering a South Texas prospect, (2) identified five separate areas of mutual interest within the prospect, and (3) agreed upon procedures for the future exploration and development of the prospect. Steven A. Webster, a director of the Company, was a co-founder and original shareholder of Carrizo and is currently a member of Carrizo's board of directors. At December 31, 2001 Brigham was owed $158,000 by Carrizo for exploration and production activities and Brigham owed Carrizo $13,000 for joint interest billings.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders
of Brigham Exploration Company:

    As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the Company's financial statements. In keeping with this goal, the Board of Directors has adopted a written charter for the Audit Committee to follow. The Audit Committee evaluated the charter's adequacy in 2001 and was satisfied therewith.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

    All members of the Audit Committee are independent directors as defined by Rule 4200(a)(14) of the National Association of Dealers ("NASD") listing standards, with the exception of Mr. Whaling. Mr. Whaling may not meet the definition of "independent director" due to his former position as Managing Director with Global Energy Partners, Ltd., a merchant banking affiliate of Credit Suisse First Boston that may be considered an "affiliate" of Brigham. The NASD listing standards provide that the Company may, under exceptional and limited circumstances, appoint a non-independent director to serve on the Audit Committee. The Board of Directors has determined that it is in the best interest of the Company and its stockholders to have Mr. Whaling serve on the Audit Committee due to his expertise in financial matters of the energy industry derived from his past employments experience as a petroleum engineer, an energy investment banker, and as a chief financial officer and chief executive officer of energy companies; his actual, demonstrated independence; and his status as a non-employee director.

REVIEW AND DISCUSSIONS

    The Audit Committee has reviewed and discussed the Company's audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). Additionally, the Audit Committee has received the written disclosures and the letter from the independent accountants at PricewaterhouseCoopers LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence.

RECOMMENDATION TO INCLUDE AUDITED FINANCIAL STATEMENTS IN ANNUAL REPORT

    Based on the Audit Committee's discussions with management and the independent accountants, and its review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                   April 12, 2002                             Audit Committee

                                                              Harold D. Carter
                                                            Stephen P. Reynolds
                                                             R. Graham Whaling
                                                             ------------------

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total return of (i) the Media General Industry Group Index No. 121, "Independent Oil & Gas" ("MG E&P Group Index") and
(ii) the Nasdaq Market Index from the first day of trading of the Common Stock, May 9, 1997, through December 31, 2001. The graph assumes that the value of an investment in the Common Stock and each index was $100 at May 9, 1997 and that any dividends were reinvested. Numerical values used for the year-end plot points in the graph are set forth in the table under the graph.

     COMPARISON OF CUMULATIVE TOTAL RETURN FOR BRIGHAM EXPLORATION COMPANY,
                   NASDAQ MARKET INDEX AND MG E&P GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                             5/9/97  12/31/97  12/31/98  12/31/99  12/29/00  12/31/01
Brigham Exploration Company     100    173.33     65.19     18.15      52.6     35.56
NASDAQ Market Index             100    125.21     176.6    311.48    195.78    156.06
MG E&P Group Index              100     99.18     64.24        90    130.61    106.73

                                  PROPOSAL TWO
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2002. In recommending the approval by the stockholders of the appointment of PricewaterhouseCoopers LLP, the Board is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's competence and standing. PricewaterhouseCoopers LLP has been the Company's auditors since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required, the Board of Directors believes that it is appropriate to seek stockholder approval of this appointment. If the stockholders fail to approve the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is approved, the Board, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

    In an effort to maintain the accountant's independence, the Audit Committee has considered whether PricewaterhouseCoopers LLP's rendering of non-audit services is compatible with maintaining its independence. We have concluded that the rendering of both types of services does not result in a conflict.

    The fees paid to PricewaterhouseCoopers LLP for all of its services to the Company in 2001 were as follows:

    AUDIT FEES: Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2001 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $95,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND
IMPLEMENTATION: PricewaterhouseCoopers LLP billed no fees to the Company during the Company's 2001 fiscal year for operating or supervising the Company's information system or managing the Company's local area network.

    ALL OTHER FEES: PricewaterhouseCoopers LLP billed no fees to the Company during the Company's 2001 fiscal year for any other non-audit services.

    Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of PricewaterhouseCoopers LLP as the Company's auditors for 2002.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

                                 OTHER MATTERS

    The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

    It is contemplated that the Annual Meeting of Stockholders of the Company in 2003 will take place during the second week of May 2003. Stockholder proposals for inclusion in the Company's proxy materials for the Annual Meeting of Stockholders in 2003 must be received at the Company's principal executive office in Austin, Texas, addressed to the Secretary of the Company, not later than December 18, 2002.

    With respect to stockholder proposals which are not intended to be included in the Company's proxy materials, the bylaws of the Company provide that notice of any such stockholder proposal nominating persons for election to the Board of Directors of the Company must be received at the Company's principal executive office not later than 90 days prior to the annual meeting; and all other stockholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.

FORM 10-K ANNUAL REPORT

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON FROM WHOM A PROXY IS SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 13(A)-1 UNDER THE 1934 ACT FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, BRIGHAM EXPLORATION COMPANY, 6300 BRIDGE POINT PARKWAY, BUILDING TWO, SUITE 500, AUSTIN, TEXAS 78730.

                                          By Order of the Board of Directors

                                          /s/ DAVID T. BRIGHAM

                                          David T. Brigham
                                          SECRETARY

April 12, 2002
Austin, Texas

--------------------------------------------------------------------------------

                           BRIGHAM EXPLORATION COMPANY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 17, 2002

    The undersigned hereby appoints Ben M. Brigham and David T. Brigham, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Brigham Exploration Company to be held at 1:00 p.m. C.S.T. on May 17, 2002 at the Company's offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR THE APPOINTMENT OF
    PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR
                            ENDING DECEMBER 31, 2002.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002. IN THEIR DISCRETION, THE PROXY HOLDERS
ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)
--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                          BRIGHAM EXPLORATION COMPANY

                                MAY 17, 2002



              - Please Detach and Mail in the Envelope Provided -
--------------------------------------------------------------------------------

       Please mark your
A |X|  votes as in this
       example.

                     FOR              WITHHOLD
             all nominees listed     AUTHORITY
            (except as indicated   to vote for all
              to the contrary)     nominees listed
1.  ELECTION OF      | |                 | |       NOMINEES: Ben M. Brigham
    DIRECTORS.                                               Anne L. Brigham
                                                             Harold D. Carter
(INSTRUCTIONS: To withhold authority to vote for             Alexis M. Cranberg
any individual nominee, write the nominee's name             Curtis Harrel
on the space provided below.)                                Stephen P. Reynolds
                                                             Steven A. Webster
________________________________________________             R. Graham Whaling


                                                         FOR   AGAINST   ABSTAIN
2.  Approval of the appointment of Pricewaterhouse-      | |     | |       | |
    Coopers LLP as the Company's Auditors for the fiscal year ending December 31, 2002.

3. The transaction of such other Business as may properly come before the meeting or any adjournments or postponements of the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and conforms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.



Signature____________________  ___________________________ Dated:_________, 2002
                               SIGNATURE (IF HELD JOINTLY)

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

--------------------------------------------------------------------------------